Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial Officer
Bassett, VA 24055	(276) 629-6614 - Investors

Peter D. Morrison, Vice President of Communications
For Immediate Release	(276) 629-6387 – Media

Bassett Furniture News Release

Bassett Announces Board Appointment

Bassett Furniture Industries, Inc. (BSET) announced that on March 7, 2018, Virginia W. Hamlet was elected a member of its Board of Directors. “We welcome Virginia Hamlet to the Bassett Board of Directors,” said Rob Spilman, Chairman and CEO. “She is a successful entrepreneur with a background in residential design and marketing. She has been a civic leader in our community for many years and we look forward to working with her to advance the fortunes of all of our constituencies.”

After receiving her B.S. degree in architecture from the University of Virginia, Ms. Hamlet owned and operated a residential design business for 13 years. In 2010, she and her husband founded Hamlet Vineyards, which specializes in wine making and private and corporate hospitality. She currently serves on the Board of the Harvest Foundation, and served on the Board of Trustees of Averett University from 2011 to 2015. The Harvest Foundation, serving Martinsville and Henry County, Virginia, researches and responsibly invests in programs and initiatives to address local challenges in health, education, and community vitality.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 94 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also maintains its traditional wholesale business with more than 600 accounts in the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)